Exhibit 10.1

SEPARATION AGREEMENT

TO:	Kevin Walbridge	11/28/11

RE:	Employment Separation

As you know, your employment with the Company1 terminated on November 28, 2011 “Without Cause” pursuant to Section 4.2 of your December 5, 2008 Employment Agreement, as amended on June 14, 2010 and further amended on December 29, 2010 (“Employment Agreement”). To make sure that your separation from the Company occurs on fair and mutually acceptable terms, the Company is prepared to make certain commitments to you in exchange for certain promises you will make to the Company.

The Compensation Committee of the Company’s Board of Directors has exercised its discretion to determine that certain post-termination payments that are not required by the terms of your Employment Agreement should be provided to you as a named executive officer, because such payments are in the best interests of the Company. Among other reasons, due to current market conditions it may be more challenging for you as an executive officer to secure comparable executive level employment. As a result, the Compensation Committee, with advice from its independent compensation consultant, has decided to provide additional consideration to you to reflect the continuing uncertainty of the job market and to have you available to assist in business matters as a consultant due to your substantial industry knowledge and experience with the Company. In addition, the Compensation Committee seeks to ensure that its current and future executive officers understand that they will be treated with fairness and respect when they depart from the Company.

By signing this Separation Agreement (“Agreement”), you will be accepting the Company’s offer and entering into a legally binding agreement on the terms stated below.

Separation Date

Your employment is terminated effective November 28, 2011 (“Separation Date”). Whether or not you choose to sign this Agreement, the following items related to your compensation will apply:

Earned Compensation: The Company will pay to you within 10 days after your Separation Date any unpaid compensation you have earned through your Separation Date, including 4 weeks of accrued but unused vacation time for 2011.

[1]

In this Agreement, the “Company” means Republic Services, Inc., its subsidiary, affiliated, predecessor and successor corporations and entities, and its and their past and present officers, directors, agents and employees.

Synergy Incentive Plan: For purposes of the Company’s Synergy Incentive Plan (“SIP”), your separation will be considered a “Termination without Cause” and therefore as a participant in the SIP, you will remain eligible to receive a bonus in accordance with and subject to the terms and conditions set forth in the SIP (“Synergy Bonus”).

Long Term Incentive Plan (“LTIP”): You will not be eligible for any benefits under the Company’s Long Term Incentive Plan.

401(k) Plan: Your vested accounts under the Company’s 401(k) plan will be paid in accordance with the terms of such plan. You will continue to have online access to monitor your 401(k) plan account on the same basis as active employees.

Deferred Compensation Account: Your vested accounts under the Company’s Deferred Compensation Plan(s) will be paid in accordance with the terms of such plan(s). A copy of the plan has been provided to you and you will continue to have online access to monitor your account on the same basis as active employees.

Severance Benefits

If you choose to sign this Agreement (and do not revoke it), the following items related to your severance will apply:

Remaining 2011 Base Salary: The Company will continue to pay your current base salary, subject to appropriate taxes and deductions, in equal bi-weekly installments through December 31, 2011 on the same basis as if you had remained employed through the end of the year (“Remaining 2011 Base Salary”). The Company will commence Remaining 2011 Base Salary payments on the payroll date on or next following the date that is 10 days following its receipt of your signed Agreement. The Company will include in the first Remaining 2011 Base Salary Payment, any Remaining 2011 Base Salary installments that would have been paid prior to such first payment.

Continued Base Salary: The Company will pay you the gross amount of $475,000, which is equal to one year of your current base salary of $475,000. This amount will be paid in equal bi-weekly installments over a twelve (12) month period (“Continued Base Salary”). Appropriate taxes and deductions will be taken for each payment. Each such periodic payment is designated as a “separate payment” for purposes of Section 409A of the Internal Revenue Code. The Company will process the Continued Base Salary in the payroll processing cycle that is no sooner than ten (10) days and no later than thirty (30) days after it has received your signed Agreement.

Executive Incentive Plan: In accordance with Section 5.2(a)(3) of your Employment Agreement, the Company also will pay you a prorated 2011 annual Executive Incentive Plan (“EIP”) bonus (“Annual Bonus Payment”) based upon the portion of 2011 that you were employed. Such amount, if any, will be paid at the same time as bonuses are paid to current similarly situated employees of the Company subject to appropriate taxes and deductions.

Medical Benefits: If you and/or your spouse and dependents are enrolled in the Company’s medical, dental and/or vision plan as of your Separation Date, you and/or your spouse and dependents shall continue to participate in those plans (whichever applicable), at the same cost applicable to active employees, until the earliest of: (a) the date you become eligible for any comparable medical, dental, or vision coverage provided by another employer, (b) the date you become eligible for Medicare or any similar government-sponsored or provided health care program, or (c) the first anniversary of your Separation Date (“Continuation of Benefits”)provided that: (i) the benefits provided during your taxable year may not affect the benefits provided to you in any other taxable year; (ii) reimbursement of any eligible expenses must be made on or before the last day of your taxable year following the taxable year in which the expense was incurred, and (iii) the right to such continued coverage is not subject to liquidation or exchange for another benefit.

The Company and employee portions of the premiums will be the same as for active employees. Your share of the premiums will be deducted from your Remaining 2011 Base Salary and Continued Base Salary. Following the conclusion of your Continuation of Benefits, you will have the right to continue your group medical and dental insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). At that time, you will receive information in the mail that will include further details and COBRA election forms. If you choose not to sign this Agreement, your benefits will be canceled retroactively to midnight on your Separation Date.

We will not be able to continue any other group insurance coverage, such as long-term disability or accident coverage beyond your Separation Date, because these plans require status as an active full-time employee.

Equity Awards: Any stock options or other equity awards granted to you after December 5, 2008 that remain outstanding as of your Separation Date will continue to vest and be exercisable as if you were employed during the one-year period following your Separation Date (“Continued Vesting”). You should carefully review all of your award agreements to determine the conditions under which you may exercise your options. You will continue to have online access to monitor your stock options on the same basis as active employees.

Outplacement Services: You will be eligible to receive outplacement services from Right Management for one year following your Separation Date, including training on resume writing, job search methods and interviewing (“Outplacement Services”).

Severance Payment: Within 30 days after the second anniversary of your Separation Date, the Company will pay you the gross lump sum amount of $695,000 (“Severance Payment”), subject to appropriate taxes and deductions, if you have: (a) provided all consulting services, as set forth below, as requested by the Company for the full two-year period following your Separation Date and, (b) at all times during the two-year period following your Separation Date you have complied with all terms of your October 1, 2010 Non-Competition, Non-Solicitation and Confidentiality Agreement (“Non-compete Agreement”), as determined in the discretion of the Company.

Non-Competition, Non-Solicitation and Confidentiality Agreement

You agree to remain bound by your Non-compete Agreement. In addition, in exchange for the consideration as set forth in this Agreement, you agree to extend your post-employment non-solicitation obligations under Section 4.3 of your Non-compete Agreement to the third anniversary of your Separation Date.

Consulting Services

As we have discussed, your industry experience and history with the Company will be a valuable resource to the Company for a period of time following your employment transition. Accordingly, in exchange for the consideration as forth in this Agreement, you agree to remain available to perform consulting services at the Company’s request until the second anniversary of your Separation Date.

You agree that you will accept and act on requests for your services only to the extent that they come directly from the Company’s Chief Executive Officer. You and the Company both agree that you will provide services as an independent contractor to, and not an employee of the Company. Neither you nor the Company will represent directly or indirectly that you are an employee, agent, or representative of the Company. You will not have the authority to incur any liabilities or obligations of any kind in the name of or on behalf of the Company. You will remain free at all times to arrange the time and manner of the performance of your consulting services. In addition to any other obligations to the Company, you agree: (a) to proceed with diligence and promptness and warrant that such services shall be performed in accordance with the highest professional standards to the satisfaction of the Company; and (b) to comply, at your own expense, with the provisions of all local, state, and federal laws, regulations, ordinances and other requirements applicable to the performance of your consulting services.

Consistent with the nature of your relationship as an independent contractor, you are responsible for all expenses you incur in connection with the performance of services. You understand that you will not be reimbursed for any supplies, equipment, or operating costs, nor will these costs of doing business be defrayed in any way by the Company. To the extent you are requested to travel as part of the performance of your services, the Company will reimburse you for reasonable out of pocket travel expenses incurred.

You will defend, indemnify, and hold harmless the Company for any claims brought or liabilities imposed against the Company by any party, arising from acts or omissions by you related to your performance of consulting services pursuant to the Agreement.

Entering Into This Agreement

The Remaining 2011 Base Salary, Continued Base Salary, Annual Bonus Payment, Continued Vesting, the Continuation of Medical Benefits, Outplacement Services, and the Severance Payment together constitute the benefits (“Severance Benefits”) to which you will become entitled if you enter into this Agreement. The Severance Benefits provided by this Agreement will be instead of any payments or benefits to which you may be entitled under the terms of any plan or program of the Company in effect on the Separation Date; provided, however, that you will remain eligible to receive a Synergy Bonus.

To enter into this Agreement, you must sign and return this complete Agreement in the form in which it has been provided to you. You must return this signed Agreement to Catharine Ellingsen, 18500 North Allied Way, Phoenix, AZ 85054 which, if mailed, must be postmarked on or before December 23, 2011 (“Due Date”). For your own protection, you should mail this Agreement by certified mail with a return receipt requested. If the complete signed Agreement is received in an envelope postmarked after the Due Date, it shall be considered invalid, it shall not be binding upon the parties, and it shall not entitle you to receive the Severance Benefits.

Whether or not you choose to sign this Agreement, if the Company mistakenly sends you any payment(s) to which you are not entitled, you must immediately reimburse the Company in the full amount of those payments.

Release Of Claims Against The Company

Release: In exchange for the Severance Benefits, you knowingly and willingly release the Company from any kind of claim you have arising out of or related to your employment and/or the termination of your employment with the Company.

This general and complete release applies to all claims for relief, whether you know about them or not, that you may have against the Company as of the date of execution of this Agreement. This release of claims includes, but is not limited to any claims under: federal, state or local employment, labor, civil rights, equal pay, or anti-discrimination laws, statutes, case law, regulations, and ordinances; federal or state Constitutions; any public policy, contract, tort or common law theory; any statutory or common law principle allowing for the recovery of fees or other expenses, including attorneys’ fees. The claims that you are releasing include, but are not limited to, claims under: the Age Discrimination in Employment Act; Family Medical Leave Act; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Sarbanes-Oxley Act (18 U.S.C. Section 1514A), as amended; the Employee Retirement Income Security Act of 1974, as amended; the Americans with Disabilities Act of 1990, as amended. This release does not apply to any claims that cannot be released as a matter of law, such as those that (1) arise after the date you sign this Agreement, (2) are for your vested benefits, or (3) may be asserted in an administrative charge filed with a governmental law or regulatory enforcement agency (although you do release any right to monetary recovery or reinstatement right in connection with any such charge). This release also does not apply to the Company’s obligations under this Agreement to any vested 401(k), stock option, or restricted stock plan benefits, rights under the Deferred Compensation Plan, or rights to your indemnification under applicable law and the Company’s articles and by-laws for claims against you arising out of your service as an officer of the Company.

Confidentiality, Nondisclosure, Non-Disparagement, Cooperation/Assistance, and Liquidated Damages

You agree to maintain the confidentiality of all of the Company’s privileged or confidential information, and to notify the Company promptly of any requests of you for information pertaining or relating to the Company.

You also agree that all documents, records, and files (including, but not limited to books, videotapes, tape recordings, computer disks, CDs and other electronic forms of information) relating in any manner whatsoever to the Company’s business, including, but not limited to, that which is owned by the Company or used by it in connection with the conduct of its business, whether prepared by you or otherwise coming into your possession, must be returned immediately to the Company before you are eligible to receive or to continue receiving the Severance Benefits under this Agreement. Your failure to return any such materials (and any copies thereof) shall be a material breach of this Agreement.

You agree that, except as permitted or required by applicable law, you will not directly or indirectly: (a) disparage or say or write negative things about the Company, its officers, directors, agents, or employees; (b) initiate or participate in any discussion or communication that reflects negatively on the Company, its officers, directors, agents, or employees; or (c) engage in any other activity that the Company considers detrimental to its interests. A disparaging or negative statement is any communication, oral or written, which would tend to cause the recipient of the communication to question the business condition, integrity, competence, fairness, or good character of the person or entity to whom the communication relates.

You agree to assist and cooperate with the Company concerning business or legal related matters about which you possess relevant knowledge or information. Such cooperation shall only be provided at the Company’s specific request and will include, but not be limited to, assisting or advising the Company with respect to any business-related matters or any actual or threatened legal action (including testifying in depositions, hearings, and/or trials) about which you possess relevant knowledge or information. In addition, you agree to promptly inform the Company (by telephonic or written communication to Republic Services, Inc., Legal Department, 18500 N. Allied Way, Phoenix, AZ 85054, phone number 480-627-2251, fax 480-627-2351) if any person or entity contacts you in an effort to obtain information about the Company. Unless prohibited from doing so by law or court order, in the event you receive a subpoena to testify or are interviewed by any governmental authority, you shall promptly advise the Company (by telephonic or written communication to Republic Services, Inc., Legal Department, 18500 N. Allied Way, Phoenix, AZ 85054, phone number 480-627-2251, fax 480-627-2351) of any such subpoena or interview, the name of the governmental authority serving the subpoena or conducting the interview, and the content of the subpoena and interview.

You understand that if you fail to keep any of the promises described in this and the preceding four paragraphs, it will be very difficult for the Company to quantify the adverse effect of your actions. Accordingly, if you fail to keep any of the promises described in this and the preceding four paragraphs, you agree to pay the Company $100,000 as appropriate liquidated damages for each failure to keep any of those promises. The total amount of your liability to the Company under this section, however, shall not exceed the sum of the Remaining 2011 Base Salary, Continued Base Salary, Annual Bonus Payment, and Severance Payment. You also understand that even if you pay the Company the liquidated damages amount, the Company can and will continue to enforce all of the provisions of this Agreement, including, without limitation, the Company’s right not to make the Severance Payment as described above.

Severability; Entire Agreement; No Oral Modifications; No Waivers

If a court of competent jurisdiction determines that any of the provisions of this Agreement are invalid or legally unenforceable, all other provisions of this Agreement shall not be affected and are still enforceable. This Agreement, together with Sections 9.6 (Governing Law, Jurisdiction, and Venue), and 9.7 (Arbitration) of the Employment Agreement, and the Non-compete Agreement, constitute a single integrated contract expressing our entire understanding regarding the subjects it addresses. As such, it supersedes all oral and written agreements and discussions that occurred before the time you sign it. Specifically, you will remain bound by the Non-compete Agreement, including the non-solicitation obligations as modified herein, and the Arbitration, Governing Law, Jurisdiction, and Venue provisions provided by the Employment Agreement. This Agreement may be amended or modified only by an agreement in writing signed by an executive officer of the Company. The failure by the Company to declare a breach, or to otherwise assert its rights under this Agreement, shall not be construed as a waiver of any of its rights under this Agreement.

Governing Law, Jurisdiction, and Venue

This Agreement and the rights and obligations of you and the Company under the Agreement will be governed and interpreted in accordance with the laws of the State of Arizona. In addition, you agree that the courts situated in Maricopa County, Arizona will have personal jurisdiction over you to hear all disputes arising under, or related to this Agreement. Venue will be proper only in Maricopa County, Arizona.

Acknowledgements And Certifications

You acknowledge and certify that:

•	you have read and you understand all of the terms of this Agreement and are not relying on any representation or statement, written or oral, not set forth in this Agreement;

•	you are signing this Agreement knowingly and voluntarily;

•	the Severance Benefits you are receiving under this Agreement are benefits to which you would not otherwise be entitled if you did not sign this Agreement;

•	you have been advised to consult with an attorney before signing this Agreement;

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you have the right to consider the terms of this Agreement for 21 days; however, you do not have to take all 21 days to consider it, and if you take fewer than 21 days to review this Agreement and Release, you expressly waive any and all rights to consider this Agreement for the balance of the 21-day review period;

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the section of this Agreement titled “Release of Claims Against the Company” includes a release of any claim you might have under the Age Discrimination in Employment Act (which we call “ADEA Claims”). For seven days after signing this Agreement, you have the right to revoke your release of ADEA Claims. To revoke your release of any ADEA Claims, you must inform the Company of your revocation within seven days of having signed this Agreement. You should fax your written revocation to the Company at 480-627-2351. You should understand that revoking your release of ADEA Claims does not revoke your release of other claims that you have released in this Agreement, nor does it affect the validity or remainder of this Agreement in any way. If you exercise your right to revoke the release of ADEA Claims, you will be entitled to receive only the Continued Base Salary up to the first $100,000 and you will forfeit all remaining Severance Benefits; and

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you and the Company agree that any changes that have been made to this Agreement from the version originally presented to you do not extend the 21-day period you have been given to consider this Agreement, whether those changes are deemed material or non-material.

IF YOU SIGN THIS DOCUMENT BELOW, IT BECOMES A LEGALLY ENFORCEABLE AGREEMENT.

12/19/11	/s/ Kevin Walbridge
Date	Kevin Walbridge

REPUBLIC SERVICES, INC.

/s/ Michael P. Rissman
Signature

Michael P. Rissman
Name

Executive Vice President
Title

12/21/11
Date